EXHIBIT 10.8

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made as of October 16, 2017 (the “Effective Date”), by and between BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company (“Landlord”), and GRUBHUB HOLDINGS INC., a Delaware corporation (‘‘Tenant”).

RECITALS:

Landlord and Tenant are parties to an Office Building Lease dated March 23, 2012, as amended by First Amendment to Lease dated December 11, 2013, by Second Amendment to Lease dated October 5, 2015 (the “Second Amendment”), and by Third Amendment to Lease dated May 6, 2016 (collectively, the “Existing Lease”), whereby Landlord leases to Tenant certain premises consisting of approximately 128,477 rentable square feet (the “Existing Premises”) in the building located at 111 West Washington Street, Chicago, Illinois (the “Building”), as more particularly described in the Existing Lease. The Existing Lease, together with this Amendment are sometimes collectively referred to as the “Lease”.

Landlord and Tenant desire to amend the Existing Lease to include those certain premises located on the seventh (7th) floor of the Building and containing approximately 17,608 rentable square feet as shown on Exhibit A attached hereto (the “Fourth Amendment Expansion Space”) as part of the Premises and make certain other changes to the Existing Lease on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.  DEFINITIONS. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.  EXPANSION SPACE.

(a)  Lease of Fourth Amendment Expansion Space. Landlord leases to Tenant and Tenant leases from Landlord the Fourth Amendment Expansion Space. The Fourth Amendment Expansion Space is leased to Tenant subject to all of the same terms and provisions as are contained in the Lease, except as otherwise set forth herein. The Fourth Amendment Expansion Space is leased for a lease term commencing on November 1, 2017 (the “Expansion Commencement Date”) and expiring on March 31, 2028. From and after the Expansion Commencement Date, the term “Premises” as used and defined in the Lease, as amended hereby, shall be deemed to mean and refer to the Existing Premises and the Fourth Amendment Expansion Space, and shall be deemed to consist of 146,085 rentable square feet. The parties agree that notwithstanding anything in the Existing Lease to the contrary, such square footage shall be deemed correct for all purposes.

(b)  Delivery of Fourth Amendment Expansion Space. Landlord shall deliver possession of the Fourth Amendment Expansion Space to Tenant upon full execution of this Amendment in an “AS-IS” condition.

(c)  Base Rent for Fourth Amendment Expansion Space. Commencing on the Expansion Commencement Date (subject to Paragraph (d) below), Tenant shall pay Base Rent for the Fourth Amendment Expansion Space pursuant to the following schedule:

Period	Annual Base Rent per square foot	Rate of Annual Base Rent	Monthly Base Rent

11/1/17 – 10/31/18	$32.00	$563,456.00	$46,954.67

11/1/18 – 10/31/19	$32.50	$572,260.00	$47,688.33

11/1/19 – 10/31/20	$33.00	$581,064.00	$48,422.00

11/1/20 – 10/31/21	$33.50	$589,868.00	$49,155.67

11/1/21 – 10/31/22	$34.00	$598,672.00	$49,889.33

11/1/22 – 10/31/23	$34.50	$607,476.00	$50,623.00

11/1/23 – 10/31/24	$35.00	$616,280.00	$51,356.67

11/1/24 – 10/31/25	$35.50	$625,084.00	$52,090.33

11/1/25 – 10/31/26	$36.00	$633,888.00	$52,824.00

11/1/26 – 10/31/27	$36.50	$642,692.00	$53,557.67

11/1/27 – 3/31/28	$37.00	$651,496.00	$54,291.33

(d)  Rent Abatement for Fourth Amendment Expansion Space. Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in an uncured monetary default under the Lease for non-payment of Base Rent or Additional Rent in excess of $10,000 (a “Material Monetary Rent Default”), the Monthly Base Rent for the Fourth Amendment Expansion Space shall abate for the first ten (10) full calendar months following the Expansion Commencement Date (“Expansion Abated Rent”); provided, however, that the entire amount of Expansion Abated Rent otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which the Fourth Amendment Expansion Space is leased (without reference to any renewal option period) pursuant to this Lease shall be reinstated and become immediately due and payable upon the occurrence of a Material Monetary Rent Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty. Any obligation by Tenant to pay a portion of the Expansion Abated Rent shall terminate on the Expiration Date, without reference to any renewal option period.

(e)  Fourth Amendment Expansion Space Common Expenses. In addition to Base Rent, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Prorata Share of Common Expenses for the Fourth Amendment Expansion Space pursuant to the terms of the Lease. For purposes of this Paragraph, (i) the Base Year for the Fourth Amendment Expansion Space shall be 2017, and (ii) Tenant’s Prorata Share of the Building for the Fourth Amendment Expansion Space shall be 3.06%. Tenant shall continue to pay Additional Rent pursuant to the Existing Lease.

(f)  Expansion Base Rent Reduction. Notwithstanding anything in this Amendment to the contrary, commencing on the Expansion Commencement Date and continuing through March 31, 2028, the Base Rent for the Fourth Amendment Expansion Space shall be abated by $160,912.70

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per annum for a total of $1,676,173.92 (the “Expansion Base Rent Reduction”), which Expansion Base Rent Reduction shall be applied toward each installment of Monthly Base Rent in the amount of $13,409.39. Upon a sale or refinancing of the Building or the Land on which the Building is located, Landlord may, at its sole option, pay to Tenant the total amount of remaining Expansion Base Rent Reduction as a lump sum payment (the “Expansion Base Rent Reduction Payment”) in which event, Tenant’s right to further Expansion Base Rent Reduction as set forth in this paragraph shall be void and of no further effect. Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of Landlord’s intention to make an Expansion Base Rent Reduction Payment. The giving of such notice shall not obligate Landlord to make the Expansion Base Rent Reduction Payment, which shall be conditioned upon the closing of any such sale or refinancing of the Building or the Land on which the Building is located. The amount of the Expansion Base Rent Reduction Payment shall be calculated as of the date of such closing and actual payment to Tenant. Any such Expansion Base Rent Reduction Payment shall be made at the closing of any such sale, or refinancing of the Building or the Land on which the Building is located and the Expansion Base Rent Reduction shall terminate effective as of the monthly installment of Base Rent that is due as of, or immediately following, receipt by Tenant of the Expansion Base Rent Reduction Payment by wire transfer of immediately available funds. Landlord’s providing of notice to Tenant does not obligate Landlord to make such payment. As an example and not as a limitation, if Landlord sells the Building as of the sixty-fifth (65th) calendar month following the Expansion Commencement Date, such that Tenant would be entitled to 60 more months of Expansion Base Rent Reduction, Landlord may pay Tenant the remaining Expansion Base Rent Reduction Payment in the amount of $804,563.40 ($13,409.39 x 60) at the closing of such sale and thereafter Tenant will have no further right to application of the Expansion Base Rent Reduction toward each installment of Monthly Base Rent for the Fourth Amendment Expansion Space.

(g)  Exercise of First Expansion Option. Landlord and Tenant acknowledge and agree that Tenant’s lease of the Fourth Amendment Expansion Space satisfies Section 16(a) of the Second Amendment and thus such Section 16(a) shall be void and no further effect from and after the date of this Amendment.

3.  EXTENSION OF TERM. The Term of the Lease is hereby extended through March 31, 2028 (the “Expiration Date”). The Term for each of the Existing Premises and the Fourth Amendment Expansion Space shall be coterminous so that the Lease for each such space shall terminate on the Expiration Date, unless earlier terminated in accordance with the terms of the Lease, as modified by this Amendment.

4.  BASE RENT FOR EXISTING PREMISES. Tenant shall continue to pay Base Rent for the Existing Premises through March 31, 2026 as set forth in the Existing Lease. Effective April 1, 2026, the Base Rent for the Existing Premises for the period between April 1, 2026 and the Expiration Date shall be as set forth in the following Base Rent schedule:

Period	Annual Base Rent per square foot	Rate of Annual Base Rent	Monthly Base Rent

4/1/26 – 10/31/26	$36.00	$4,625,172.00	$385,431.00

11/1/26 – 10/31/27	$36.50	$4,689,410.50	$390,784.21

11/1/27 – 3/31/28	$37.00	$4,753,649.00	$396,137.42

5.  EXISTING PREMISES BASE RENT REDUCTION. The Premises Base Rent Reduction

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(as defined in the Second Amendment) set forth in Section 6(d) of the Second Amendment shall remain in effect with respect to the Existing Premises and shall continue through March 31, 2026 as set forth in Section 6(d).

6.  UPFIT ALLOWANCE. Commencing on the earlier of the date Tenant notifies Landlord it is not exercising the Early Termination Option set forth in the Second Amendment (which notice may be given no earlier than July 1, 2022) and October 1, 2022, and provided Tenant has not exercised the Early Termination Option, Landlord shall provide an allowance of up to $899,339.00 ($7.00 per rentable square foot of the Existing Premises) (the “Upfit Allowance”) toward the costs of the Tenant’s improvements to the Premises (the “2022 Improvements”). The 2022 Improvements shall be performed pursuant to the terms and conditions of the Lease pertaining to alterations. Landlord shall pay portions of the Upfit Allowance to Tenant from time to time, but not more than one (1) time per thirty (30) days, within thirty (30) days following Landlord’s receipt of (a) paid invoices for the 2022 Improvements, if applicable, (b) partial or final lien waivers from the contractor and all subcontractors and suppliers for such 2022 Improvements, if applicable (provided that Landlord shall not be required to release the final 10% of the Upfit Allowance until final lien waivers are received for all 2022 Improvements), and (c) written request for disbursement from Tenant. Tenant may apply up to $642,385.00 ($5.00 per rentable square foot of the Existing Premises) to the cost of furniture, fixtures and equipment to be used within the Premises. Any portion of the Upfit Allowance not used toward the cost of the 2022 Improvements within calendar year 2022 shall be deemed forfeited.

7.  ELEVATOR. Landlord agrees to modify the Dedicated Elevator (as defined in the Second Amendment) to include the seventh (7th) floor of the Building. Tenant acknowledges that such modification may require Landlord to change the current infrastructure to install operable doors, call buttons, and indicator lights/bells, and update the interior elevator cab panel of the Dedicated Elevator (the “Expansion Elevator Work”). Tenant acknowledges that the Elevator Work is subject to permit and approval by the City of Chicago. Promptly after the date of this Amendment, Landlord will submit any required applications for approval by the City of Chicago for the Expansion Elevator Work and will request the City of Chicago to expedite processing of said approvals, provided that such expedited processing shall not require Landlord to engage a permit expediter. Within one hundred twenty (120) days following Landlord’s receipt of the City of Chicago approval for the Expansion Elevator Work, Landlord shall cause the Expansion Elevator Work to be completed, at Landlord’s sole cost and expense, in a good and workmanlike manner and in compliance with all applicable laws.

8.  ASBESTOS. The last sentence of Section 30(d) of the Existing Lease is deleted and replaced with the following:

“Except as otherwise provided in the previous two (2) sentences, Landlord shall be responsible for encapsulating and/or remediating, prior to the Expansion Commencement Date in accordance with applicable Environmental Laws any ACM encountered by Landlord in the performance of Landlord’s construction activities.”

9.  TERMINATION OPTION. Tenant’s Early Termination Option set forth in Section 18 of the Second Amendment shall remain in effect, subject to the following:

(a)  Early Termination Date. The Early Termination Date shall be December 31, 2023.

(b)  Early Termination Notice. The Early Termination Notice must be given no earlier than

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July 1, 2022 and no later than September 30, 2022.

(c)  Termination Fee. The Termination Fee shall be revised as follows:

(i)  Termination fee if Landlord has not made the Remaining Base Rent Reduction Payment and Expansion Base Rent Reduction Payment. If Landlord has not made the Remaining Base Rent Reduction Payment and Expansion Base Rent Reduction Payment as of the date of the Early Termination Notice, the Termination Fee shall be equal to $ 3,869,880.70.

(ii)  Termination fee if Landlord has made the Remaining Base Rent Reduction Payment and Expansion Base Rent Reduction Payment. If Landlord has made the Remaining Base Rent Reduction Payment and Expansion Base Rent Reduction Payment as of the date of the Early Termination Notice, the Termination Fee shall be equal to the sum of (A) $ 3,869,880.70 plus (B) the unamortized Remaining Base Rent Reduction Payment and Expansion Base Rent Reduction Payment made by Landlord, amortized on a straight-line basis over the period commencing on the date that Landlord made the Remaining Base Rent Reduction Payment and Expansion Base Rent Reduction Payment to Tenant and ending on the Early Termination Date at an interest rate of eight percent (8%) per annum.

(d)  Abatement of Existing Premises Rent. The abatement of Monthly Base Rent and Additional Rent set forth in Section 18 of the Second Amendment if Tenant does not exercise the Early Termination Option shall apply only to the Existing Premises and not to the Fourth Amendment Expansion Space. If such abatement is applicable, it shall occur during the months of January 2024 through and including April 2024.

(e)  No Further Modifications. Except as modified above, the Early Termination Option shall remain in full force and effect.

10.  ACCESS TO MECHANICAL AREAS. Tenant acknowledges that the seventh (7th) floor of the Building contains certain mechanical areas serving the Building (the “Mechanical Areas”) that Landlord accesses on a daily basis. Landlord shall have access to the Mechanical Areas at all times. Tenant shall ensure that any improvements performed by Tenant to the Fourth Amendment Expansion Space or furniture, fixtures, and equipment placed in the Fourth Amendment Expansion Space do not interfere with Landlord’s access to the Mechanical Areas. Tenant shall not access the Mechanical Areas without the consent of Landlord.

11.  BROKERS OR FINDERS. Tenant represents and warrants to Landlord that except for Bradford Allen Realty Services (“Bradford”), it has engaged no broker or finder and that no claims for brokerage commissions or finders’ fees arising from any act of Tenant will arise in connection with the execution of this Amendment. Landlord represents and warrants to Tenant that except for Jones Lang LaSalle (“JLL” and together with Bradford, the “Broker”), it has engaged no broker or finder and that no claims for brokerage commissions or finders’ fees arising from any act of Landlord will arise in connection with the execution of this Amendment. Tenant shall indemnify, defend and hold harmless Landlord from and against any liabilities and claims for commissions and fees arising out of a breach of the foregoing representation and warranty made by Tenant. Landlord shall pay any commission owing to the Broker pursuant to one or more separate written agreements between Landlord and Broker.

12.  BINDING EFFECT. The Existing Lease, as amended hereby, shall continue in full force

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and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

13.  SUBMISSION. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant.

14.  COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. To facilitate the execution and delivery of this Amendment, the parties may execute and exchange counterparts of the signature pages by fax of electronic mail, and the signature of either party to any counterpart may be appended to any other counterpart.

15.  CONFIDENTIALITY. Landlord and Tenant acknowledge and agree that the terms of this Amendment and the Existing Lease are confidential and constitute proprietary information of Landlord and Tenant. Disclosure of the terms could adversely affect the ability of the parties to negotiate Other leases and impair the parties’ relationship with other tenants. Accordingly, except as provided in this Section, the parties agree that they shall not intentionally and voluntarily disclose the terms and conditions of this Amendment or the Lease to any other tenant or apparent prospective tenant of the Building, either directly or indirectly, without the prior written consent of the other party; provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease, to its accountants, attorneys and other professional advisers and as required by applicable law. Landlord acknowledges that Tenant is a publically traded company and is required to disclose the terms of material contracts, including the terms of the Lease, in accordance with applicable law. Landlord may disclose the terms to prospective lenders and entities interested in purchasing the Building from Landlord. In addition, except as required by law, neither party shall make a press release or other public announcement with respect to the Lease, without the prior written consent of the other party.

[Signatures are on the following page]

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IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:			TENANT:

BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company			GRUBHUB HOLDINGS, INC., a Delaware corporation

By:	111 West Washington Holdings, LLC, a		By:	/s/ Adam DeWitt
	Delaware limited liability company, its Sole		Name:	Adam DeWitt
	member		Title:	10/16/17

	By:	/s/ Richard R. Previd
	Name:	Richard R. Previd
	Title:	AUTHORIZED SIGNATORY

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